EXHIBIT 10.1

August 12, 2022

Unrivaled Brands, Inc.

Email: nkovacevich@unrivaledretail.com

           ebaum@unrivaledretail.com

Dear Unrivaled Brands, Inc.,

Thank you for choosing Adnant, LLC (“Adnant”) to provide executive level consulting and related Services for Unrivaled Brands, Inc. (“Unrivaled” together with certain of its affiliates, collectively, the “Company” or “you”). We look forward to being part of your business journey and are pleased to have the opportunity to continue working with your team. This Engagement Letter describes the scope of our proposed engagement, our fees, and other terms and conditions of our services (collectively, the “Engagement”).

I. Scope of Engagement & Proposed Services

Services:

You are engaging Adnant to provide executive level consulting and related business support and services related to the Company’s present and future challenges and opportunities. Specifically, Sabas Carrillo, will be appointed as Interim Chief Executive Officer (“Interim CEO”) to the Company and will provide a team of restructuring focused executives that may include, but not be limited to, CEO support, chief restructuring officer, executive vice president of finance, FP&A professional, and/or legal consulting. Adnant will work closely with you and your internal teams, existing management, existing consultants and advisors, lenders, attorneys, and other relevant parties in connection with the implementation of the strategies most appropriate to achieve your objectives and as directed and authorized by the Company’s Board of Directors (the “Board”). Adnant will provide services (the “Services”) including, but not limited to:

•  Make available to the Company for 40 hours per week, Sabas Carrillo to be named the Company’s Interim CEO by the Board

•  Make available additional restructuring professionals for up to 40 hours per week each at the direction of the Interim CEO

•  Prepare financial information for distribution to creditors and others, including, but not limited to, cash flow projections and budgets, cash receipts and disbursements analysis of various asset and liability accounts, and analysis of proposed transactions

•  Prepare filings and disclosures as required by the Securities Exchange Act of 1934, as amended, including without limitation Form 10-Ks and 10-Qs as well as sign financial statements and filings as required.

•  Provide oversight and assistance with employee management, including, but not limited to, communicating with existing employee base in order to provide additional guidance, structure and morale, and working to identify and recruit long-term senior management positions as requested by the Board

•  Communicate with lenders directly regarding financial performance, strategy, and/or other topics relevant to the scope of this assignment

•  Evaluate and make recommendations in connection with strategic alternatives as needed to maximize the value of the Company

•  Evaluate and make recommendations in connection with financing, cost reduction and business development opportunities needed to maximize the value of the Company

•  Evaluate the cash flow generation capabilities of the Company for valuation and liquidity maximization opportunities

•  Provide oversight and assistance in connection with communications and negotiations with constituents including landlords, trade vendors, investors and other critical constituents to the successful execution of the Company’s near-term and long-term business plan objectives and goals

The above listed services are non-exhaustive and Adnant shall provide such other services as may be agreed by Adnant and the Company based on discussions throughout the Engagement process and as additional information becomes available.  Adnant recognizes that, in order to engage Adnant’s restructuring services, the Company may terminate employment relationships with certain members of its executive team. Adnant has sufficient expertise and training to ensure that company functions are fulfilled during the Term of this engagement.

Performance Objectives:

The Services are meant to achieve reasonable restructuring, corporate, and/or financial metrics and outcomes, for a similarly situated distressed corporate entity, as identified by Adnant and agreed to by the Company and acknowledged by the Board (the “Performance Objectives”).  Such Performance Objectives may include, but are not limited to any one or combination of the following metrics:

(i)    achieving break-even or positive EBITDA during at least one trailing 30-day period during the Term of this Engagement,

(ii)    identifying and hiring for key roles additional executives satisfactory to the Board in the Board’s sole discretion,

(iii)   a capital raise consisting of debt, equity, or a combination of both totaling in the aggregate at least $5,000,000,

(iv)   the purchase, merger, or other acquisition of an asset or assets that contribute to the achievement of the strategic goals of the Company,

(v)    the negotiation, settlement, or other restructuring of outstanding Company debt or liabilities such that all or a portion of debt or liabilities are no longer ‘outstanding’ but become ‘current’ for GAAP purposes, and/or

(vi)   the negotiation, settlement, or other satisfactory disposition of litigation for which the Company has significant liability or exposure.

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For the avoidance of doubt, the aforementioned are non-exhaustive illustrations of key performance indicators and metrics demonstrating the contributions and aims of the Services and this Engagement.

II. Term and Termination

Term:

This Engagement shall commence on August 12, 2022 and remain in effect until December 31, 2022 (the “Original Term”). Upon the expiration of the Original Term, this Engagement shall automatically renew for subsequent three (3) month periods unless, at least 30 days prior to the renewal date, either Client or Adnant provides written notice of termination.

Termination:

Because of the extent of the roles and responsibilities of an interim executive and executive restructuring team, and to facilitate a well-coordinated transition for the continuity of tasks, projects, and Services following termination of this Engagement, either Client or Adnant can terminate this agreement at any time, upon thirty (30) days prior written notice. Once the agreement is terminated, our obligations to you cease and any unpaid and accrued fees become immediately payable. We will issue a final billing invoice based on unbilled fees and expenses through the date of termination.

Client acknowledges and agrees that all original work product created by Adnant, including the electronic files and intellectual property associated therewith, belongs to Adnant. Upon termination, Adnant shall remain in possession of all work product resulting from performance of the Services or related to this Engagement and reserves the right to its future use. Electronic and/or hard copies will be made available to Client.

III. Compensation

Adnant Monthly Fee:

Amounts billed for Services provided are based on years of experience, specialization, degree of responsibility, and level of professional attainment of members of the team assigned to your project. We assign and delegate responsibilities based upon the degree of experience and expertise required to provide effective and efficient Services.

Adnant’s fees for the Services will be billed as follows: a flat fee of $150,000 monthly (the “Adnant Monthly Fee”). The payment of the Adnant Monthly Fee shall be subject to the Company having available a cash balance greater than or equal to $1,200,000 (the “Cash Threshold”) following the payment of the Adnant Monthly Fee. Should cash not be sufficient when the Adnant Monthly Fee becomes due and payable, Adnant shall accrue such fee(s) until such time as the Cash Threshold is achieved or, at the election of Adnant, and as mutually agreed by the Company, such fees may be paid in an equivalent value of shares of the Company’s common stock.

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Performance Bonus Award:

We believe that we can achieve the business objectives of the Company and provide tangible value to you.  In addition to the Adnant Monthly Fee described above, a Performance Bonus Award in the aggregate amount of $2,000,000 shall be payable to Adnant in shares of the Company’s common stock (“Performance Bonus Award Shares”) based upon the achievement of the Performance Bonus Award Objectives set forth in Exhibit A hereto and the continued performance of Adnant towards obtaining such Performance Bonus Award Objectives.  The Performance Bonus Award Shares will be issued within 7 days following the execution of this Engagement Letter at the then current stock price as quoted on the OTC Markets on the date of execution of this Engagement Letter and held in trust (the “Performance Bonus Award Trust”) subject to disbursement as follows: (i) automatic monthly disbursements of 50% of the Performance Bonus Award Shares in accordance with amounts set forth in Exhibit A should Adnant continue to satisfactorily achieve reasonable corporate and Performance Bonus Award Objectives and (ii) automatic and equal monthly disbursements of 50% of the Performance Bonus Award Shares subject to the Interim CEO’s continued service as provided herein. As a condition of Adnant receiving any portion of the Performance Bonus Award Shares, the Interim CEO must remain continuously and actively in service with the Company through the achievement of Performance Objectives.

In the event that prior to December 31, 2022 the Interim CEO’s service is terminated by the Company other than for “Cause” then 100% of the Performance Bonus Award Shares will be released to Adnant from the Performance Bonus Award Trust subject to the execution and non-revocation of a release of claims by the Interim CEO and Adnant in the form provided by the Company and reasonably agreed by Adnant.

As used herein, “Cause” means, (i) the Interim CEO’s indictment for, conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offence involving fraud, misappropriation or moral turpitude, (ii) the Interim CEO’s failure to perform the Interim CEO’s duties to the Company or to follow the lawful direction of the Board for any reason other than illness or physical or mental incapacity, or a breach of fiduciary duty, as determined in the sole discretion of the Board (iii) the Interim CEO’s theft, fraud, or dishonesty with regard to the Company or any of its affiliates or in connection with the Interim CEO’s duties, (iv) the Interim CEO’s violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy, (v) the Interim CEO’s willful misconduct unrelated to the Company or any of its affiliates having, or likely to have, a material negative impact on the Company or any of its affiliates (economically or its reputation), or (vi) an act of gross negligence or willful misconduct by the Interim CEO that relates to the affairs of the Company or any of its affiliates.

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Thank You

If we can answer any questions regarding this Engagement Letter or describe any of our other services, please do not hesitate to contact us. If the foregoing is consistent with your intentions and understanding, please sign this letter in the space provided.

We look forward to working with you!

Sincerely,

/s/ Sabas Carrillo

Sabas Carrillo

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Acknowledged and Agreed: UNRIVALED BRANDS, INC. By: /s/ Eric Baum Name: Eric Baum Title: Chairman of the Board

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ENGAGEMENT LETTER TERMS AND CONDITIONS

I. Payment

Schedule of Payments

In anticipation of the time and resources Adnant will commit to this project, Adnant requires an advance fee payment as a condition of commencing work. This initial payment will be $150,000 (the “Initial Payment”) due upon the execution of the Engagement Letter subject to the Cash Threshold being met by the Company.

Invoices

Invoices for fees and expenses will be issued bi-weekly as work progresses and are payable upon presentation. When providing payment, please reference your invoice number on such payment so that any amounts paid can be applied to the appropriate balance. Any amounts not paid when due shall bear interest from the due date at the rate of 1.5% per month or the highest rate of interest permitted by law, whichever is lower. We reserve the right to recover any reasonable out-of-pocket expenses incurred in collecting payments due, including, without limitation, any bank charges for returned checks and attorneys’ fees. In the event any late payment is not cured within ten (10) days from the date of notice thereof, we may decline to provide further Services until all amounts due and late fees are paid in full. If we elect to terminate our Services for nonpayment, our Engagement will be deemed to have been completed upon written notification of termination, even if we have not completed the agreed-upon projects. You will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination. You agree that we are not responsible for the impact of any delays resulting from non-payment.

Payment Instructions for Initial Payment and/or Invoices

We accept payment via check, ACH, or wire transfer to the following account:

Bank Name:

Bank Address:

Account Name:

Account Number:

Routing Number:

If you pay by credit card, you will be charged a 2.9% fee, plus a $0.30 per processed card charge that will appear on next month's invoice. If you pay by ePayment, you will be charged a fee of $2.00 per transaction.

II. Responsibilities and Representations

While Adnant will consult with and advise on matters related to the Engagement, you are ultimately responsible for management decisions and functions and for overseeing any bookkeeping, financial reporting, or other services provided. Our Engagement cannot be relied upon to disclose errors, fraud, or illegal acts that may exist. However, we will inform you of any material errors and any evidence or information that comes to our attention during the performance of our work that fraud may have occurred. We have no responsibility to identify and communicate significant deficiencies or material weaknesses in your internal controls as part of this Engagement.

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You represent that all information provided to Adnant is accurate and complete to the best of your knowledge and agree to provide us with all of the materials, documents, and other additional information as we may reasonably request.

III. Confidentiality

Adnant treats all client relationships as confidential and will not disclose any financial or business information to outside parties without your written permission except as required by law or regulation. Permission may be granted by identifying the parties (e.g., financial advisor, attorney, banker, etc.) in writing to whom disclosure is permitted or by other written correspondence.

IV. Miscellaneous

Amendments

Should the scope of the Engagement change or differ materially from our initial understanding, we will prepare a change order letter outlining the necessary changes and the modification of fees or we will issue a separate engagement letter describing the services to be provided. This Engagement Letter may only be supplemented, abandoned, discharged, amended, renewed, or extended by a written instrument executed by each of the parties hereto.

Assignment

Neither party may assign their rights, duties, or obligations under this agreement, in whole or in part, without the prior written consent of the other.

Governing Law

This agreement shall be governed by the laws of the State of California and venue for any action hereunder shall be in Los Angeles County, California. Should either party commence any action, suit or proceeding to enforce this agreement or any term or provision hereof, then in addition to any other damages or awards that may be granted to the prevailing party, the prevailing party shall be entitled to have and recover from the other party such prevailing party’s reasonable attorneys’ fees and costs incurred in connection therewith.

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Indemnity

Client and the entities affiliated with the Client agree to indemnify and hold harmless Adnant and its employees (collectively, the “Indemnitees”) against and from any and all losses, claims, damages or liabilities, joint or several, which Indemnitees or any of them may become subject except for such losses, claims, damages, or liabilities arising out of Adnant’s gross negligence or willful misconduct, and to reimburse Indemnitees or any of them for any legal or other expenses (including the cost of any investigation and preparation) incurred by Indemnitees or any of them, arising out of or in connection with any inquiry, litigation or other proceeding, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any information furnished by Client to Indemnitees or the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading.

Promptly after receipt by any  Indemnitee of notice of the commencement of any legal action against any such  Indemnitee or other party in respect of which indemnity or reimbursement may be  sought against Client under this agreement, such Indemnitee will notify Client in writing of the commencement thereof, and, subject to the provisions  hereinafter stated, Client shall assume the defense of such action (including  the employment of counsel, who shall be counsel satisfactory to Indemnitees and  the payment of expenses in connection therewith). Indemnitees shall have the right to employ separate counsel in any such action and to participate in the defense thereof, with the fees and expenses of such counsel at Client’s expense.  Except in the case of persons named as Corporate officers of the Company, for whom reasonable and appropriate D&O insurance shall be secured, the parties agree that Adnant owes no fiduciary duty to Client under this agreement or otherwise.

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EXHIBIT A Performance Bonus Award Objectives

Goal	Dollar Value of Share Award
Achieving break-even or positive EBITDA during at least one trailing 30-day period during the Term of this Engagement.	$100,000
Identifying and hiring for key roles additional executives satisfactory to the Board in the Board’s sole discretion	$100,000
Capital raise consisting of debt, equity, or a combination of both totaling in the aggregate at least $5,000,000.	$200,000
The negotiation, settlement, or other restructuring of outstanding Company debt or liabilities.	$200,000
The negotiation, settlement, or other satisfactory disposition of litigation for which the Company has significant liability or exposure.	$200,000
The purchase, merger, or other acquisition or an asset or assets that contribute to the achievement of the strategic goals of the Company.[1]	$200,000
_________________
[1] To be determined by the Board within 30 days of the Effective Date of the Engagement.

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